Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Our report on our audit of the consolidated balance sheet of Manhattan Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2011 and the consolidated statements of operations, equity and cash flows for the year and cumulative period then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2011, is dated March 14, 2012. We consent to the incorporation by reference of our report in the following registration statements previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933: the registration statements on forms S-8 with SEC file Nos. 333-48531, 333-15807, 333-112889 and 333-143838.

/s/ J.H. Cohn LLP

Roseland, New Jersey

March 14, 2012